Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Goldenstone Acquisition Limited on Form S-4 of our report dated June 3, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Goldenstone Acquisition Limited as of March 31, 2024 and 2023 and for the years then ended, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, NY

January 29, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com